Exhibit 99.2

BRIDGEWAY FUNDS, INC.

OFFICER’S CERTIFICATE

I, Debbie Hanna, am a duly elected and acting Secretary of Bridgeway Funds, Inc. (the “Fund”) a Maryland corporation; and do hereby certify that the following are full, true and correct copies of certain resolutions approved by the Board of Directors of the Fund on May 18, 2007, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

WHEREAS, the Board of Directors of Bridgeway Funds, Inc. has considered relevant factors concerning the Fund’s fidelity bond issued by St. Paul Travelers in the amount of $2,500,000 (the “Fidelity Bond”), which Fidelity Bond is currently in effect with respect to the Fund including but not limited to, the value of the aggregate assets of the Fund, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Fund’s portfolio and the amount of coverage provided by the Fidelity Bond.

NOW THEREFORE, BE IT RESOLVED, that the Fidelity Bond, which Fidelity Bond provides for coverage for the Fund in the amount of $2,500,000, should provide adequate coverage for the Fund, and such Fidelity Bond, including the premium to be paid by the Fund, is hereby approved by the Board of Directors, including by separate vote a majority of those directors who are not “interested persons” as defined in the 1940 Act, taking into consideration all relevant factors;

FURTHER RESOLVED, that the appropriate officers of the Fund be, and each of them hereby is, authorized to execute and deliver such documents and to make such regulatory filings as may be necessary to effect the fidelity bond coverage contemplated hereby in accordance with the 1940 Act, the rules thereunder and the by-laws of the Fund; and

FURTHER RESOLVED, that the officers of the Fund are, and each hereby is, designated to make filings with the SEC and give notices as may be required from time to time pursuant to Rule 17g-1(g) and Rule 17g-1(h) under the 1940 Act, and is hereby authorized and directed to make such filings and to provide such notifications.

IN WITNESS WHEREOF, I have hereunto signed my name this 5th day of July, 2007.

/s/ Debbie Hanna
Debbie Hanna
Secretary

I, Linda Giuffré, Treasurer of the Fund, hereby do certify that on this 5th day of July 2007, Debbie Hanna is the duly elected Secretary of the Fund and that signature above is her genuine signature.

/s/ Linda Giuffré
Linda Giuffré
Treasurer